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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2012


     Red Bank, N.J. January 27, 2012 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.66 per unit for the first quarter of fiscal 2012, payable on February 29, 2012 to holders of record on February 17, 2012. Royalties attributable to the sale of natural gas from the Trust's overriding royalty area in northwest Germany are the primary source of income for the Trust.

     John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.66 was 20% higher than the distribution of $0.55 for the first quarter of fiscal 2011. No details regarding gas sales or gas prices
have been received as yet.   Specific details will be available in the
earnings press release scheduled for release on or about February 14, 2012.

     Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment is added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter.

     The table below shows the anticipated amount of royalties for the second quarter of fiscal 2012 based on the actual amount of royalties that were paid to the Trust for the fourth calendar quarter of 2011. Amounts in dollars are
based on the current exchange rate of 1.3145.   Actual royalty income in
dollars is valued based on exchange rates on the day funds are transferred.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    February           Euros 1,673,424        $2,199,716          $0.2393
    March              Euros 1,673,424        $2,199,716          $0.2393
    April              Euros 1,673,424        $2,199,716          $0.2393
------------------------------------------------------------------------------

     The cumulative 12-month distribution, which includes the February 2012 distribution and the three prior quarterly distributions, is $2.74 per unit. This 12-month cumulative distribution is 31.10%, or $0.65 per unit, higher than the prior 12-month distribution of $2.09 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.